Press Release	Source: Patient Safety Technologies, Inc.

SurgiCount Medical Announces Distribution Agreement For Its Safety-Sponge(TM) System With Professional Hospital Supply

Friday April 7, 2:37 pm ET

LOS ANGELES--(BUSINESS WIRE)--April 7, 2006--Patient Safety Technologies, Inc. (AMEX:PST - News) announced today that its wholly owned subsidiary, SurgiCount Medical, has entered into a three-year, non-exclusive national distribution agreement for its patented Safety-Sponge(TM) System with Professional Hospital Supply (PHS) of Temecula, California, a leading provider of medical and surgical supplies and custom procedure kits to hospitals and alternate care facilities. Additional details of the agreement were not disclosed.

SurgiCount Medical received FDA 510(k) clearance to market and sell its Safety-Sponge System in March 2006. The Safety-Sponge System is an integrated turn-key program of thermally affixed, data matrix tagged surgical sponges, line-of-sight scanning technology, and documentation that offers surgeons and hospitals a solution to gossypiboma -- the term for surgical sponges accidentally left inside a human body after surgery. The Safety-Sponge System is the first computer-assisted program for counting sponges ever cleared by the FDA.

Gossypiboma occurs in an estimated 3,000 to 5,000 surgical procedures each year in the United States alone, and liability settlements and other costs related to retained sponges amount to an estimated $750 million to $1 billion annually. These estimates were made by Patient Safety Technologies' management and are based on certain assumptions made by management. Although management took into consideration statistics from research and published articles by the American Hospital Association and New England Journal of Medicine, as well as various articles located through a search of retained sponge verdicts, the specific assumptions are management's interpretation of multiple sources.

"Because our Safety-Sponge System can help to reduce or eliminate sponge counting errors and improve patient safety in the surgical environment, we believe the system has the opportunity to become the new standard of surgical care. This agreement with PHS is an important step forward in the implementation of our strategy to build a national distribution capability and grow our business," said Rick Bertran, President of SurgiCount Medical.

Jenise Luttgens, PHS President, said, "PHS has pioneered many innovations in hospital supply since our founding in 1981, and we take great pride in being on the leading edge of technological development. The Safety-Sponge System is the first significant advance in sponge counting procedures in many years, and we are pleased to take the lead in making this innovative technology available to our customers."

About Professional Hospital Supply

Professional Hospital Supply (PHS) (www.phsyes.com), Temecula, California, offers a number of diversified services to healthcare providers. As a recognized leader in the industry, PHS provides full-service med-surg distribution services, low unit of measure, stockless distribution, custom procedure trays, integrated delivery systems, and supply chain solutions to healthcare institutions on a regional and nationwide basis. Founded in 1981 and celebrating their Silver Anniversary in 2006, PHS emphasizes uncompromising service, value and quality from their locations in Temecula and Fairfield, California and Phoenix, Arizona. Additionally, a distribution facility in Denver, Colorado will open Summer 2006.

About SurgiCount and the Safety-Sponge System

SurgiCount Medical's Safety-Sponge System works much like a grocery store check-out system. Every surgical sponge and towel is pre-labeled by the manufacturer with an individual and unique bar coded label, and a scanning counter is used to read and record the labels. No change is required in a hospital's established counting procedures: sponges are counted and recorded by the system at the beginning of the procedure and again as they are removed from the patient. For more information, visit www.surgicountmedical.com.

About Patient Safety Technologies, Inc.

Patient Safety Technologies, Inc. (PST) is a holding company that owns assets in various businesses. Its wholly-owned subsidiary, SurgiCount Medical, Inc., is a developer and manufacturer of patient safety products and services. For more information on Patient Safety Technologies, Inc., please contact the company directly at 310-895-7750, or by email at info@patientsafetytechnologies.com or www.patientsafetytechnologies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as Patient Safety Technologies plans, expects, should, believes, anticipates or words of similar import. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. These forward-looking statements are only made as of the date of this press release and Patient Safety Technologies does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Patient Safety Technologies, Inc.
Lynne Silverstein, 310-895-7750
or
Investor Contact:
Berkman Associates
310-826-5051
info@BerkmanAssociates.com

Source: Patient Safety Technologies, Inc.